QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.5

Consent of DeGolyer and MacNaughton

July 13, 2005

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

Gentlemen:

        In connection with the Registration Statement on Form S-3 of Cimarex Energy Co. filed with the United States Securities and Exchange Commission on or about July 14, 2005, we hereby consent to the references to our firm in the said Registration Statement found under the heading "Experts." We further consent to the references to the estimates of reserves and revenue that were taken from our "Appraisal Report as of December 31, 2004 on Certain Properties owned by Magnum Hunter Production, Inc. SEC Case" (our Report). However, since the oil, condensate, natural gas liquids, and natural gas reserves and revenue estimates set forth in our Report have been combined with reserves and revenue estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves and revenue values contained in the Registration Statement.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON

QuickLinks

Consent of DeGolyer and MacNaughton